Exhibit 5.1
                           JONES, WALKER
                        WAECHTER, POITEVENT
                     CARRERE & DENEGRE, L.L.P.



                         December 17, 1999



Grant Geophysical, Inc.
16850 Park Row
Houston, Texas 77084


Gentlemen:

     We have acted as your counsel in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement") filed by Grant Geophysical, Inc. (the "Company") under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission"), on the date hereof, with respect to the registration of 709,948 shares of 8% Convertible Preferred Stock, $.001 par value per share (the "Convertible Preferred Stock"), the shares of common stock, $.001 par value per share, underlying the Convertible Preferred Stock (the "Underlying Shares").

     In so acting, we have examined originals, or photostati c or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     Based upon the foregoing, we are of the opinion that:

     1. The Convertible Preferred Stock, when issued and sold upon the terms described in the Registration Statement, will be validly issued and outstanding, fully paid and non-assessable.

     2. The Underlying Shares, into which the Convertible Preferred Stock may be converted, are duly authorized and when issued in accordance with the Company's certificate of incorporation, will be validly issued and outstanding, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

              Very truly yours,

              /S/ Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
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              JONES, WALKER, WAECHTER, POITEVENT,
                  CARRERE & DENEGRE, L.L.P.